Exhibit 4.2

                             Stock Option Agreement
                     Under the OnCourse Technologies, Inc.
                               Stock Option Plan

     This Stock Option Agreement is made this _______ day of _____ 200_, by and between OnCourse Technologies Inc., a Nevada business corporation (the "Company"), and ___________________________, an individual resident of the State of _________________________ (the "Employee Participant").

Whereas,

The Employee Participant is now employed by the Company and/or one of its Subsidiaries and the Company desires to:

     o    Provide additional incentives to the Employee Participant

     o Encourage the Employee Participant to remain in the employ of the Company and/or its Subsidiaries

     o    Encourage stock ownership by the Employee Participant

As an inducement thereto, the Board of Directors of the Company has determined to grant to the Employee Participant an Option according to the Company's Stock Option Plan (the "Plan"), a copy of which is attached to this document as Exhibit A and made a part hereof.

Now, Therefore, it is agreed between the parties as follows:

1.   Grant of Option. Subject to the terms and conditions of the Plan and this
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     Stock  Option  Agreement,  the  Company  hereby  grants  to  the   Employee
     Participant the right and option to purchase from the Company up to, but not exceeding in the aggregate, ______________ shares of the Company's
     Common Stock   (the "Option") at  a price of  $____________ per share  (the
     "Purchase Price").

2.   Vesting of Right to Exercise Option. The Option granted by this Stock
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     Option Agreement  may  not be  exercised  prior  to January  1,  2001.  The
     Employee Participant may purchase from the Company shares covered by this Option, according to the following installment schedule, so that by __________________ this Option shall be fully exercisable.

                               Vesting Schedule
                               ----------------
          Installment      On or after        Number of shares which
            Number:         this date:           maybe exercised
            -------         ----------           ---------------
               1                                      shares
               2                                additional shares
               3                                additional shares
               4                                additional shares
               5                                additional shares

     To the extent not exercised, installments shall accumulate and may be exercised by the Employee Participant, in whole or in part, in any subsequent period. Any provisions of this Stock Option Agreement notwithstanding, this Option shall automatically expire, and in no case be exercisable, after December 31, 2010.

     The Employee Participant acknowledges that he will not be entitled to exercise any stock Option during any period of time during which the Employee Participant has been placed on probation due to non-performance or any other disciplinary reason by the President and/or Board of Directors of the Company and/or any Subsidiary. The right to receive stock Options is forfeited upon the Employee Participant's breach of any provision of any written Employment Agreement between Employee Participant and the Company or any Subsidiary.

3.   Termination of Employment. Except as expressly provided in this Section 3,
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     if Employee Participant  ceases to  be an employee  of the  Company or  any
     Subsidiary for any reason, any Outstanding Option granted to him, and all other rights of Employee Participant under the Plan and this Stock Option Agreement relating to such Outstanding Option, including but not limited to his right to purchase shares pursuant such Outstanding Option, shall thereupon terminate.

     Terminations Due to Death, Permanent Disability, Retirement or by Company
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     Other Than for Cause. If Employee Participant's employment is terminated by
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     reason of his death, permanent disability or retirement or is terminated by the employing Company or Subsidiary other than as a Termination for Cause, then any Outstanding Options of Employee Participant may be exercised by the Employee Participant or the Employee Participant's heirs (estate), as the case may be, within ninety days of the Employee Participant's termination of employment. Any such Outstanding Option not exercised within such ninety-day period shall thereupon terminate.

     Termination for Cause. As used in this Stock Option Agreement, "Termination
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     for Cause"  means  conduct,  activities  or  performance  by  the  Employee
     Participant  which,  in  the  judgment  of  the  Company,  based  upon  the information then in its possession, is detrimental to its and/or any Subsidiary's interests, business, goodwill or reputation. Both the Employee Participant and the Company recognize that it is not possible to describe every circumstance in which "Termination for Cause" would exist. By way of illustration only, "Termination for Cause" includes, but is not limited to: violation of any law (other than minor traffic offenses); excessive absenteeism; failure or refusal to perform duties or obligations under this
     Stock  Option   Agreement;   violation  of   the   Employee   Participant's
     confidentiality and/or noncompetition obligations; insubordination; theft or abuse of Company or Subsidiary property or of the property of its or their customers, employees, contractors or business associates; dishonesty; working while intoxicated; violation of the Company or Subsidiary rules, policies, procedures or practices; abuse of benefits, privileges or
     employment;  unprofessional  conduct  toward  or  unlawful   discrimination
     against the Company's or any Subsidiary's employees, customers, business associates, contractors or visitors; and/or unauthorized conduct which creates a risk of loss or liability to the Company and/or any Subsidiary or of damaging its or their reputation or interests. The provisions of this Section shall not affect the at-will nature of the Employee Participant's employment or the right of the Company or Subsidiary, as the case may be, to terminate the Employee Participant's employment without cause.

4.   Exercise of Option. The Employee Participant, from time to time during the
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     period when  the Option  granted  by this  Stock  Option Agreement  may  be exercised according to the terms specified in this document, may exercise the Option in whole or in part at the time permitted by delivering to the Company the following items:

     a) A written notice signed by the Employee Participant stating the number of shares the Employee Participant has elected to purchase at that time from the Company and, if required by the Company at the time of exercise, that the Employee Participant is acquiring the shares being purchased for investment and not for resale; and

     b) A certified check, bank draft, or money order for an amount equal to the Purchase Price of the shares to be purchased.

     An example of the written notice is attached to this document as Exhibit B. If the Employee Participant fails to accept delivery and pay for all or any part of the number of shares specified in said delivered written notice, the Employee Participant's right to exercise this Option with respect to such undelivered shares may be terminated by the Company at any time thereafter.

     Anything in this Stock Option Agreement to the contrary notwithstanding, each Option granted hereunder is subject to the condition that if, at any time, in the opinion of counsel for the Company, the registration, listing, or qualification of the shares is required under any securities exchange or under any law, or if the consent or approval of any governmental regulatory body is necessary, or if the updating, amendment or revision of any registration statement, listing application or similar document is required as a condition of, or in connection with, the purchase of shares under such Option, no such Option may be exercised unless and until such registration, listing, qualification, consent, approval, updating, amendment, or revision shall have been effected or obtained free of any conditions not acceptable to the Board. The Board may, as a condition to the exercise by the Employee Participant of an Option, require that the Employee Participant agree in writing that he will not dispose of the shares to be acquired upon such exercise in a transaction which, in the opinion of counsel for the Company, would violate any securities laws or regulations promulgated thereunder. The Board shall have the authority to require additional agreements or impose additional conditions which it reasonably believes are necessary or desirable to assure compliance with all laws or regulations and which are for the general benefit of the Company.

5.   Adjustments. In the event of any stock dividend, stock split,
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     reclassification, merger, consolidation,  or similar transaction  affecting the shares covered by this Option, the rights of the Employee Participant shall be as provided in the Plan, and any adjustment therein provided shall be made in accordance with the applicable provisions of the Plan.

6.   Non-Assignability. The Option granted in this Stock Option Agreement shall
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     not be transferable by the Employee Participant, during his or her lifetime or at his or her death, and the Option may be exercised during the Employee Participant's lifetime only by the Employee Participant or the Employee Participant's legal representative. No assignment or transfer of this Option, or of the rights represented thereby, whether voluntary or involuntary or by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right herein whatsoever.

7.   Disputes. As a condition of the granting of this Option, the Employee
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     Participant and  the Employee  Participant's successors  and assigns  agree that any dispute or disagreement which shall arise under or as a result of this Stock Option Agreement shall be determined by the Board of Directors of the Company in its sole discretion and judgment, and that any such determination and any interpretation by the Board of the terms of this Stock Option Agreement shall be final, binding, and conclusive on all persons for all purposes.

8.   Rights as Shareholders. The Employee Participant shall have no rights as a
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     shareholder of the Company with respect to any of the shares covered by the
     Option until the issuance of a stock certificate or certificates upon the exercise of this Option in full or in part, and then only with respect to the shares represented by such certificate or certificates.

9.   Notices. Every notice relating to this Stock Option Agreement shall be in
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     writing and  given by  registered or  certified  mail with  return  receipt requested. All notices to the Company shall be addressed to the President of the Company at its offices at 3106 South 166th Street, New Berlin, Wisconsin, 53151. All notices by the Company shall be delivered to the Employee Participant at his or her home address as maintained in the Company or Subsidiary records. Either party, by notice to the other, may designate a different address to which notices shall be addressed. Any notice given by the Company to the Employee Participant at the Employee Participant's last designated address shall be effective to bind the Employee Participant and any other person who shall acquire rights hereunder.

10.  Governing Law. This Stock Option Agreement has been made in and shall be
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     construed in accordance with  the laws of the  State of Wisconsin,  without regard to its conflict of law principles.

11.  Provisions of Plan Controlling. The provisions of this Stock Option
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     Agreement are subject to the terms  and provisions of the Plan attached  to this document as Exhibit A. In the event of any conflict between the provisions of this Stock Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

12.  Withholding Taxes. Upon the exercise of an Option by the Employee
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     Participant, the employing Company or Subsidiary, as the case may be, shall have the right to withhold an appropriate amount from his or her compensation to satisfy applicable withholding rules for income and employment taxes.

13.  JURY TRIAL WAIVER. ALL PARTIES WAIVE THE RIGHT TO JURY TRIAL ON ANY ISSUE,
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     RELATED TO THIS STOCK OPTION AGREEMENT, THE PLAN AND/OR THE OPTIONS GRANTED
     HEREUNDER OR THEREUNDER.

     In Witness Whereof, the parties hereto have executed this Stock Option Agreement as of the day and year first written above with the intent to be legally bound.

                                    COMPANY:

                  By:
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                                   President

                  Date:
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                                 Corporate Seal

                             EMPLOYEE PARTICIPANT:

                  By:
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                  Date:
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